                                                                    Exhibit 11

                Computation of Per Share Earnings
         (Thousands of Dollars except per share amounts)

Calculation of net income for earnings per share:

                                                                  Quarter Ended June 30,        Six Months Ended June 30,
                                                                     1997          1996             1997           1996
                                                                --------------------------------------------------------
  Net income                                                      ($12,959)       $5,025           ($19,298)      $6,716
  Preferred Stock Dividends                                            650           650              1,300          650
                                                                ----------    ----------         ----------   ----------
       Subtotal                                                    (13,609)        4,375            (20,598)       6,066
  Accretion of Preferred Stock                                         412           412                825          550
                                                                ----------    ----------         ----------   ----------
       Total                                                      ($14,021)       $3,963           ($21,423)      $5,516
                                                                ==========    ==========         ==========   ==========
Primary earnings per share:
  Average Shares Outstanding                                    27,483,769    27,450,739         27,479,635   27,448,953
  Dilutive shares resulting from stock options                     274,287       291,608            215,695      346,159
                                                                ----------    ----------         ----------   ----------
                                                                27,758,056    27,742,347         27,695,330   27,795,112
                                                                ==========    ==========         ==========   ==========

  Net Income per Average Common Share                               ($0.51)        $0.14             ($0.77)       $0.20

Fully Diluted earnings per share:
  Average Shares Outstanding                                    27,483,769    27,450,739         27,479,635   27,448,953
  Dilutive Shares resulting from stock options                     274,287       291,608            215,695      346,159
  Dilutive shares resulting from redeemable preferred stock (1)        -             -                  -            -
                                                                ----------    ----------         ----------   ----------
                                                                27,758,056    27,742,347         27,695,330   27,795,112
                                                                ==========    ==========         ==========   ==========

  Net Income per Average Common Share                               ($0.51)        $0.14             ($0.77)       $0.20
                                                                ==========    ==========         ==========   ==========

(1) In 1997 and 1996, the conversion of redeemable preferred stock into 1,457,142 shares of common stock using the "if converted" method is anti-dilutive.

See accompanying notes to Condensed Consolidated Financial Statements